UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 5)


                       NEW ENGLAND BUSINESS SERVICE, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    643872104
                                 (CUSIP Number)


                                DECEMBER 31, 2004
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 8 Pages
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CUSIP NO. 643872104                                            PAGE 2 OF 8 PAGES


                                  SCHEDULE 13G


1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Fenimore Asset Management, Inc.
     14-1564237

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (A)  [ ]
                                                        (B)  [X]

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION
     New York State

                           5   SOLE VOTING POWER
      NUMBER OF                0
       SHARES
     BENEFICIALLY          6   SHARED VOTING POWER
      OWNED BY                 0
        EACH
      REPORTING            7   SOLE DISPOSITIVE POWER
     PERSON WITH               0

                           8   SHARED DISPOSITIVE POWER
                               0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0%

12   TYPE OF REPORTING PERSON
     IA
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CUSIP NO. 643872104                                            PAGE 3 OF 8 PAGES


1    NAME OF REPORTING PERSON
     SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Thomas O. Putnam
     N/A

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (A) [ ]
                                                      (B) [X]

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States

                           5   SOLE VOTING POWER
      NUMBER OF                0
       SHARES
     BENEFICIALLY          6   SHARED VOTING POWER
      OWNED BY                 0
        EACH
      REPORTING            7   SOLE DISPOSITIVE POWER
     PERSON WITH               0

                           8   SHARED DISPOSITIVE POWER
                               0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0%

12   TYPE OF REPORTING PERSON
     IN
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CUSIP NO. 643872104                                            PAGE 4 OF 8 PAGES


Item 1. (a). Name of Issuer: New England Business Service, Inc.

        (b). Address of Issuer's Principal Executive Offices:

             500 Main Street
             Groton, Massachusetts 01471

Item 2. (a). Name of Persons Filing:

             (i) Fenimore Asset Management, Inc. ("Fenimore")

             (ii) Thomas O. Putman ("Putnam")

        (b). Address of Principal Business Office for Each of the Above:

             384 N. Grand Street, Box 310
             Cobleskill, NY 12043

        (c). Citizenship or Place of Organization:

             (i) Fenimore: New York State
             (ii) Putnam: United States

        (d). Title of Class of Securities: Common Stock

        (e). CUSIP Number: 643872104

Item 3. If this Statement is Filed Pursuant to Rules 13d-1(b) or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

             (a)  [ ] Broker or dealer registered under Section 15 of the
                      Exchange Act;
             (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;
             (c)  [ ] Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act;
             (d)  [ ] Investment company registered under Section 8 of the
                      Investment Company Act;
             (e)  [x] An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E);
             (f)  [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
             (g)  [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
             (h)  [ ] A savings associations as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;
             (i)  [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
                      Investment Company Act of 1940;
             (j)  [ ] Group, in accordance with Rule 13d-1(b)(1) (ii)(J).
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CUSIP NO. 643872104                                            PAGE 5 OF 8 PAGES


Item 4. Ownership.

        (a). Amount beneficially owned:

                (i) Fenimore: 0
                (ii) Putnam:  0

        (b). Percent of class:

                (i) Fenimore: 0%
                (ii) Putnam:  0%

        (c). Number of shares as to which such person has:

             (1)  Sole power to vote or to direct the vote:

                (i) Fenimore: 0
                (ii) Putnam:  0

             (2)  Shared power to vote or to direct the vote:

                (i) Fenimore: 0
                (ii)Putnam:   0

             (3)  Sole power to dispose or to direct the disposition of :

                (i)  Fenimore: 0
                (ii) Putnam:   0

             (4) Shared power to dispose or to direct the disposition of:

                (i)  Fenimore: 0
                (ii) Putnam:   0

CUSIP NO. 643872104                                            PAGE 6 OF 8 PAGES


Item 5. Ownership of Five Percent or Less of a Class:

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person:

        Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

        Not Applicable


Item 8. Identification and Classification of Members of the Group:

        Not Applicable

Item 9. Notice of Dissolution of Group:

        Not Applicable

Item 10. Certification:

        By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.
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CUSIP NO. 643872104                                            PAGE 7 OF 8 PAGES


                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   FENIMORE ASSET MANAGEMENT, INC.


Date:  February 4, 2005            By: /S/ JOSEPH A. BUCCI
                                       --------------------------------
                                       Joseph A. Bucci
                                       Secretary and Compliance Officer


                                   THOMAS O. PUTNAM


Date:  February 4, 2005            By: /S/ THOMAS O. PUTNAM
                                       --------------------------------
                                       Thomas O. Putman
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CUSIP NO. 643872104                                            PAGE 8 OF 8 PAGES


                                    EXHIBIT 1

                     JOINT FILING AGREEMENT AMONG FENIMORE
                  ASSET MANAGEMENT, INC. AND THOMAS O. PUTNAM

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

NOW, THEREFORE, the parties hereto agree as follows:

FENIMORE ASSET MANAGEMENT, INC. AND THOMAS O. PUTNAM hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.


                                   FENIMORE ASSET MANAGEMENT, INC.


Date:  February 4, 2005            By: /S/ JOSEPH A. BUCCI
                                       --------------------------------
                                       Joseph A. Bucci
                                       Secretary and Compliance Officer


                                   THOMAS O. PUTNAM


Date:  February 4, 2005            By: /S/ THOMAS O. PUTNAM
                                       --------------------------------
                                       Thomas O. Putnam